Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Cache, Inc. of our report dated March 10, 2008, relating to the consolidated financial statements and consolidated financial statement schedule of Cache, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, which appears in the December 29, 2007 Annual Report on Form 10-K of Cache, Inc. and subsidiaries.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Mahoney Cohen & Company, CPA, P.C.

New York, New York

July 11, 2008